Exhibit (d)(5)

March __, 2015

Chart Acquisition Corp.

555 5th Avenue, 19th Floor

New York, New York 10017

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Cowen and Company, LLC

599 Lexington Avenue

New York, New York10022

Re:     Initial Public Offering

Ladies and Gentlemen:

This second amended and restated letter agreement (“Letter Agreement”) amends and restates that certain amended and restated Letter Agreement, dated as of September 9, 2014 (the “Original Letter Agreement”) by and among Chart Acquisition Corp., a Delaware corporation (the “Company”), Deutsche Bank Securities, Inc. and Cowen and Company, LLC, as the representatives of the underwriters (the “Underwriters”) and the Insiders (as defined below). The Original Letter Agreement was delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between the Company and the Underwriters, relating to the Company’s underwritten initial public offering (the “Offering”), of 7,500,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock (each, a “Warrant”). The Units sold in the Offering have been listed on the Nasdaq Capital Market pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 16 hereof.

WHEREAS, the requisite number of stockholders of the Company have approved an amendment to the Company’s amended and restated certificate of incorporation to, among other things, extend the date before which the Company must complete a business combination from March 13, 2015 (the “Original Termination Date”) to June 13, 2015 (the “Extended Termination Date”); and

WHEREAS, the parties to the Original Letter Agreement desire to amend and restate the Original Letter Agreement to provide, among other things, that any references to the Original Termination Date shall be replaced with the Extended Termination Date.

The Insiders and Underwriters hereby agree with the Company as follows:

1. Each Insider of the Company hereby agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, such person shall vote, as applicable, all Founder Shares, Placement Shares and any shares acquired by such person in the Offering or in the secondary public market in favor of such proposed Business Combination.

2. (a) Each Insider of the Company hereby agrees that in the event that the Company fails to consummate a Business Combination within 30 months from the date of the Prospectus, such person, shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Common Stock held by the Public Stockholders, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account less any interest released for working capital purposes, payment of taxes or dissolution expenses, divided by the number of shares of Common Stock then outstanding, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Insiders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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(b) Each of the Company and its officers and directors hereby agree they will not propose any amendment to the Company's amended and restated certificate of incorporation that would affect the substance or timing of the Company's redemption obligation, as described in Section 9.1(a) of the Company’s amended and restated certificate of incorporation.

(c) Each Insider acknowledges that such party has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Trust Account with respect to the Founder Shares or Placement Shares only.

(d) Each Insider hereby further waives, with respect to any shares of the Common Stock or Placement Shares held by such undersigned party, any redemption rights such party may have (i) in connection with the consummation of a Business Combination, (ii) if the Company fails to consummate its initial Business Combination within 30 months from the date of the Prospectus; provided, however, that if any of the Insiders, should acquire public shares in or after the Offering, such Insiders will be entitled to redemption rights with respect to such public shares if the Company fails to consummate a Business Combination within 30 months from the date of the Prospectus, (iii) in connection with an expired or unwithdrawn tender offer, and (iv) upon the liquidation of the Company prior to the expiration of the 30 month period.

3. (a) To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 1,125,000 shares of Common Stock (as described in the Prospectus), the Insiders (except Messrs. Joseph R. Wright, Governor Thomas Ridge, Senator Joseph Robert Kerrey, Timothy N. Teen and Manuel D. Medina) shall return to the Company for cancellation, at no cost, an aggregate number of Founder Shares determined by multiplying 281,250 by a fraction: (i) the numerator of which is 1,125,000 minus the number of shares of the Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,125,000. The Insiders further agree that to the extent that: (A) the size of the Offering is increased or decreased and (B) the Insiders have either purchased or sold shares of the Common Stock or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Offering, then, (x) the references to 1,125,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Offering and (y) the reference to 281,250 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of shares of the Common Stock that the Insiders would have to return to the Company in order that the Insiders will hold an aggregate of 20% of the Company’s issued and outstanding shares (which 20% shall include any Founder Shares held by each of Messrs. Wright, Ridge, Kerrey, Teen and Medina) after the Offering (assuming the Underwriters do not exercise their over-allotment option and excluding any Placement Shares).

(b) In the case of any of the Founder Shares owned by the Insiders that are not subject to forfeiture pursuant to paragraph 3(a) above, until the earlier of (A) one year after the consummation of the Business Combination or earlier if, subsequent to the Business Combination, the last sales price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (B) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (such applicable period being the “Founder Lock-Up Period”); provided that, to the extent any Founder Shares remain subject to forfeiture as described in this paragraph 3(b)(i) and (ii) below, the Founder Lock-up Period shall be automatically extended until such Founder Shares are no longer subject to forfeiture; the Insiders shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”), with respect to the Founder Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Founder Shares, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (b)(i) or (b)(ii). Each of the Insiders, agrees, with respect to the Founder Shares that are the subject to this paragraph 3(b), in the event the Company’s trading price of the Common Stock does not exceed the following price targets subsequent to the Business Combination, such Insider acknowledges and agrees that it, he or she shall forfeit any and all rights to a portion of the Founder Shares, as follows:

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(i) in the event the last sale price of the Common Stock does not equal or exceed $11.50 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 60 months following the closing of the Business Combination, the Insiders (and Permitted Transferees) shall forfeit pro-rata any and all rights to an aggregate of 2.5% of shares of Common Stock issued and outstanding (after exercise or expiration of the Over-allotment Option and excluding any Placement Shares); and

(ii) in the event the last sale price of the Common Stock does not equal or exceed $13.50 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 60 months following the closing of the Business Combination, the Insider (and Permitted Transferees) shall forfeit pro-rata any and all rights to 2.5% of shares of Common Stock issued and outstanding (after exercise or expiration of the Over-allotment Option and excluding any Placement Shares) in addition to any shares forfeited under Section 3(a)(i) above.

(c) Until 30 days after the consummation of the Business Combination (“Placement Unit Lock-Up Period”), each of Sponsor, Mr. Joseph R. Wright and Cowen shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to the Placement Units, Placement Shares, Placement Warrants, Tendered Warrants or shares of Common Stock underlying the Placement Warrants or Tendered Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Placement Units, Placement Shares, Placement Warrants, Tendered Warrants or shares of Common Stock underlying the Placement Warrants or Tendered Warrants, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (c)(i) or (c)(ii).

(d) Notwithstanding the provisions contained in paragraphs 3(b) and 3(c) herein, any Insider or Cowen may transfer, as applicable, the Founder Shares and/or Placement Units, Placement Shares, Placement Warrants, Tendered Warrants or shares of Common Stock underlying the Placement Warrants or Tendered Warrants: (i) to the Company’s officers or directors, to the other Insiders, any affiliates or family members of any of the Company’s officers, directors or other Insiders, any member of Sponsor or partners, affiliates or employees of members of the Sponsor, or partners of Cowen or any of their respective affiliates; (ii) by gift to a member of the Sponsor or partners, affiliates, or employees of the members of the Sponsor, or a partner of Cowen or their immediate family or one of the Insiders, an immediate family member of one of the members of the Sponsor or to a trust, the beneficiary of which is a member of Sponsor or a family member of a member of the Sponsor or partners, affiliates or employees of the members of the Sponsor, or partner of Cowen and their immediate family, or an Insider, or to a charitable organization; (iii) by virtue of the laws of descent and distribution upon death of an Insider (including members of Sponsor) or a partner of Cowen; (iv) pursuant to a qualified domestic relations order; (v) by virtue of the laws of the state of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor or, in the case of Cowen, by virtue of the laws of the Cayman Islands or its controlling limited partnership agreement; (vi) in the event of the Company’s liquidation prior to the completion of the Business Combination; or (vii) in the event that the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of the Common Stock for cash, securities or other property subsequent to the consummation of the Business Combination; provided, however, that, in the case of clauses (i) through (v), these permitted transferees (each, a “Permitted Transferee”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in paragraphs 3(b) and 3(c) herein; provided, further that any Placement Units, Placement Shares or Placement Warrants held by Cowen or any of its “related persons” under the rules of the Financial Industry Regulatory Authority shall not be sold during the Offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of any such Placement Units, Placement Shares or Placement Warrants by any person for a period of 180 days immediately following the date of effectiveness of the registration statement of which the Prospectus forms a part.

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(e) Further, each Insider agrees that after the Founder Lock-Up Period or the Placement Unit Lock-Up Period, as applicable, has elapsed, the Founder Shares and/or Placement Units, Placement Shares, Placement Warrants or shares of Common Stock underlying the Placement Warrants owned by such Insider shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company and each Insider acknowledges that pursuant to that certain registration rights agreement to be entered into among the Company and certain securityholders of the Company, parties to the agreement may request that a registration statement relating to the Founder Shares and/or Placement Units, Placement Shares, Placement Warrants or shares of Common Stock underlying the Placement Warrants be filed by the Company with the Commission prior to the end of the Founder Lock-Up Period or the Placement Unit Lock-Up Period, as the case may be; provided, however, that such registration statement does not become effective prior to the end of the Founder Lock-Up Period or the Placement Unit Lock-Up Period, as applicable.

(f) Subject to the limitations described herein, each Insider shall retain all of such Insider’s rights as a securityholder during, as applicable, the Founder Lock-up Period and/or Placement Unit Lock-Up Period including, without limitation, the right to vote, as the case may be, the Founder Shares and/or Placement Shares.

(g) During the Founder Lock-Up Period and Placement Unit Lock-Up Period, all dividends payable in cash with respect to such securities shall be paid, as applicable, to each security holder, but all dividends payable in Common Stock or other non-cash property shall become subject to the applicable lock-up period as described herein and shall only be released from such lock-up in accordance with the provisions of this paragraph 3.

(h) Cowen agrees to purchase up to 1,312,500 Warrants, Joseph R. Wright agrees to purchase up to 125,000 Warrants, and the Sponsor (together with Cowen and Joseph R. Wright, the “Warrant Purchasers”) agrees to purchase up to 2,312,500 Warrants, in each case, at a purchase price of $0.60 per Warrant in a tender offer which will occur after the announcement by the Company of its having entered into a binding agreement with respect to its initial Business Combination (the “Warrant Tender Offer”); provided, however, that the aggregate number of Warrants subject to the Warrant Tender Offer shall be reduced at a ratio of one for every two Warrants tendered pursuant to the Warrant Extension Tender Offer (as defined below) and the tender offer consummated by the Warrant Purchasers on September 12, 2014 (the “Initial Warrant Tender Offer”) (rounded to the nearest number). In the event of any such reduction, the amount of Warrants each Warrant Purchaser agrees to purchase shall be reduced pro rata. Each of the Warrant Purchasers further agrees not to tender any of its Placement Warrants or any public warrants it may hold in the Warrant Tender Offer, which shall be consummated only upon, and simultaneously with, a Business Combination. The Warrant Purchasers also agree to deposit with Continental Stock Transfer & Trust Company (“Escrow Account”) an aggregate of $2,250,000 (representing $0.60 per Warrant for up to 3,750,000 of the Warrants), of which $2,247,690 remains following the consummation of the Initial Warrant Tender Offer. Each of the Warrant Purchasers further agrees that in the event the Company is unable to consummate the initial Business Combination, Continental Stock Transfer & Trust Company shall distribute to the holders of the Warrants the entire Escrow Account (as reduced by the amounts distributed in connection with the Warrant Extension Tender Offer), as promptly as reasonably possible, but no more than five business days after 30 months from the date of the Prospectus.

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(i) Cowen agrees to purchase up to 2,622,305 Warrants, Joseph R. Wright agrees to purchase up to 249,746 Warrants, and the Sponsor agrees to purchase up to 4,620,249 Warrants, in each case, at a purchase price of $0.30 per Warrant in a tender offer which will close on or about the Original Termination Date (the “Warrant Extension Tender Offer”). Each of the Warrant Purchasers further agrees not to tender any of its Placement Warrants or any public warrants it may hold in the Warrant Extension Tender Offer.

4. Without limiting the provisions of paragraph 3 hereof, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, each of the undersigned shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Units, Placement Units, shares of Common Stock, Warrants, Placement Shares, Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by an undersigned party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Placement Units, shares of Common Stock, Warrants, Placement Shares, Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by the undersigned, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

5. In the event of the liquidation of the Trust Account without the consummation of a Business Combination, each of Joseph R. Wright and Christopher D. Brady (the “Indemnitors”) agree to jointly and severally indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement for a Business Combination (a “Target”) as described in the Prospectus; provided, however, that such indemnification of the Company by the Indemnitors shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $10.00 (or approximately $9.96 if the over-allotment is exercised in full) per share of the Common Stock sold in the Offering (the “Offering Shares”), and, provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitors shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitors shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Indemnitors shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitors, the Indemnitors notify the Company in writing that the Indemnitors shall undertake such defense.

6. Each of the undersigned and the Company agrees that the Company will not engage any third party to render services, agree to purchase any products from such third party, or enter into any discussion or any acquisition agreement with a Target unless (i) such third party or Target has agreed to execute a waiver against any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any proceeds from the Trust Account that is acceptable to the Board of Directors of the Company (the “Board”) or (ii) the Board has consented in writing to dispense with such waiver with respect to such services, product, discussions or acquisition agreement, in each case with the written consent of each of the Indemnitors as part of the consent of the Board.

7. In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each officer and director hereby agrees that until the earliest of the Company’s initial Business Combination, liquidation or such time as such party ceases to be an officer or director of the Company, such person shall present to the Company for its consideration, prior to presentation to any other entity, any suitable Business Combination opportunities of which such person or companies or entities which such person manages or controls becomes aware, subject to any pre-existing fiduciary or contractual obligations such party might have as disclosed to the Company.

8. As applicable, the biographical information furnished to the Company by an officer or director of the Company is true and accurate in all material respects and does not omit any material information with respect to such person’s background. Each of the questionnaires furnished to the Company by an officer and director is true and accurate in all material respects.

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9. Each undersigned party represents and warrants that:

(a) such party is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) such party has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding; and

(c) such party has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

10. No Insider shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Business Combination (regardless of the type of transaction that it is), other than the following:

(a) repayment of $175,000 in loans made to the Company by the Sponsor in connection with the preparation, filing and consummation of the Offering;

(b) payment of an aggregate of $10,000 per month to the Sponsor or an affiliate of the Sponsor, for office space, general office support, and receptionist, secretarial and administrative services;

(c) reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, provided that no proceeds held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination;

(d) repayment of loans, if any, and on such terms as to be determined by the Company from time to time after completion of this Offering, made by the Sponsor or an affiliate of the Sponsor or any Insider to finance working capital requirements of the Company; provided, that, if the Company does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; and

(e) Promptly following the consummation of the Company’s initial Business Combination, the Company shall reimburse the Warrant Purchasers for the fees and expenses incurred in connection with the Warrant Tender Offer and the Warrant Extension Tender Offer.

11. Each undersigned party acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations, and warranties set forth herein in proceeding with the Offering.

12. To the extent applicable, each undersigned party authorizes any employer, financial institution, or consumer credit reporting agency to release to the Underwriters and their legal representatives or agents (including any investigative search firm retained by the Underwriters) any information they may have about such undersigned party’s background and finances (“Information”), purely for the purposes of the Offering (and shall thereafter hold such information confidential). Neither the Underwriters nor its agents shall be violating such undersigned party’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

13. Each officer and director of the Company acknowledges and agrees that the Company will not consummate any Business Combination with any company with which an officer or director has had any discussions in such person’s capacity as an officer or director of the Company, formal or otherwise, prior to the consummation of the Offering, with respect to a Business Combination. Until the earlier of (i) the entry into a definitive agreement by the Company for a Business Combination; (ii) the liquidation of the Company; or (iii) the termination of such person as an officer or director of the Company, each officer and director of the Company agrees not to become affiliated as an officer or director of a blank check company similar to the Company.

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14. Each undersigned party acknowledges and agrees that the Company will not consummate any Business Combination that involves a company which is affiliated with such undersigned party unless the Company obtains an opinion from an independent investment banking firm which is a member of FINRA that the Business Combination is fair to the Company’s stockholders from a financial perspective.

15. Each officer and director has full right and power, without violating any agreement to which such person is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and to serve as an officer of the Company or as a director on the board of directors of the Company, as applicable, and hereby consents to being named in the Prospectus as an officer and/or as a director of the Company, as applicable.

16. As used in this Letter Agreement, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 2,156,250 shares of the Common Stock of the Company acquired by Sponsor for an aggregate purchase price of $25,000, or approximately $0.0116 per share, prior to the consummation of the Offering; (iii) “Public Stockholders” shall mean the holders of securities issued in the Offering; (iv) “Placement Shares” shall mean the shares of Common Stock sold as part of the Placement Units; (v) “Placement Warrants” shall mean the aggregate of 375,000 Warrants to purchase up to an aggregate of 375,000 shares of the Common Stock that are acquired as part of the Placement Units; (vi) “Placement Units” shall mean the aggregate of 375,000 Units of the Company (each Placement Unit consists of one Placement Warrant and one Placement Share) sold in a private placement simultaneous with the Offering for an aggregate purchase price of $3,750,000 to Sponsor, Joseph R. Wright and Cowen; (vii) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Offering and the Private Placement will be deposited; (viii) “Prospectus” shall mean the prospectus included in the registration statement filed by the Company in connection with the Offering, as supplemented or amended from time to time; (ix) “Private Placement” shall mean that certain private placement transactions occurring simultaneously with the closing of the Offering pursuant to which the Company has agreed to sell (A) 231,250 Placement Units to Chart Acquisition Group LLC, a Delaware limited liability company (the “Sponsor”), (B) 12,500 Placement Units to Joseph R. Wright and (C) 131,250 Placement Units to Cowen Overseas Investment LP, a Cayman Islands limited partnership (“Cowen”); and (x) “Tendered Warrants” shall mean the Public Warrants to be purchased by the Warrant Purchasers in connection with the Warrant Tender Offer and the Warrant Extension Tender Offer; and (xi) “Insiders” shall mean the Sponsor, any holder of the Placement Units, or its underlying securities or Founder Shares, any of their respective Permitted Transferees and each officer and director of the Company.

17. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

18. No party may assign either this Letter Agreement or any of party’s rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

19. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each Insider and Cowen (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

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20. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

21. This Letter Agreement shall terminate on the earlier of (i) the later of the expiration of the Founder Lock-Up Period or Placement Unit Lock-Up Period, as applicable, or (ii) the liquidation of the Trust Account;provided, however, that this Letter Agreement shall earlier terminate in the event that the Offering is not consummated; and, provided, further, that paragraph 5 of this Letter Agreement shall survive any liquidation of the Company.

[Signature page follows]

Sincerely,

COMPANY: CHART ACQUISITION CORP. a Delaware corporation
Name:	Stephen Lasota
Title:	Chief Financial Officer

THE CHART GROUP L.P., a Delaware limited partnership
By:
Name:	Christopher D. Brady
Title:	Manager

Signature Page to Second Amended and Restated Letter Agreement

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THE KENDALL FAMILY INVESTMENTS

By:
Name:
Title:

Joseph R. Wright	Governor Thomas Ridge

Senator Joseph Robert Kerrey	Timothy N. Teen

David Collier	Christopher Brady

Michael LaBarbera	Charlene Ryan

Matthew McCooe	Christopher Brady Jr.

Cole Van Nice	Peter A. Cohen

Young-Gak Yun	Geoffry Nattans

H. Whitney Wagner	Abdulwahab Al-Nakib

Joseph Boyle	Khaled El-Marsafy (Fourth and Market)

Deirdre Kilmartin	Margaret Saracco

Manuel D. Medina	Kenneth J. Krieg

Signature Page to Second Amended and Restated Letter Agreement

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Agreed to and accepted on the date first above written (which also constitutes written consent under Section 7.3 of the Underwriting Agreement):
DEUTSCHE BANK SECURITIES INC. COWEN AND COMPANY, LLC Acting severally on behalf of themselves and the several Underwriters named in Schedule A hereto DEUTSCHE BANK SECURITIES INC.
By:
Name:
Title:

By:
Name:
Title:

COWEN AND COMPANY, LLC

By:
Name:
Title:

Signature Page to Second Amended and Restated Letter Agreement

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